Exhibit 14.1

CODE OF ETHICAL CONDUCT
FOR FINANCIAL MANAGERS
FOR
PIZZA INN HOLDINGS, INC.

I am a financial manager for Pizza Inn Holdings, Inc. (“Company”), and in that capacity when discharging my responsibilities, I understand and agree as follows:

I recognize that the Company’s financial managers play an integral role in the operation and conduct of the Company’s affairs. I am uniquely capable and empowered to ensure that shareholders’ interests are appropriately balanced, protected, and preserved. Accordingly, this Code of Ethical Conduct provides principles that will govern my professional and ethical conduct, and I agree to adhere to them and to advocate them. This Code of Ethical Conduct and the Company’s Code of Business Conduct together embody rules regarding my individual responsibilities, my responsibilities to peers, as well as my responsibilities to the Company, the public, and the Company’s shareholders.

I certify that I am compliant with the following principles and responsibilities:

1.
I will act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.
I will provide the Company, its officers, directors, and shareholders with information that is accurate, complete, objective, relevant, timely, and clear.

3.
I will comply with rules and regulations of federal, state, and local governments and other regulatory authorities.

4.
I will act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing my professional and ethical judgment to be subordinated or influenced.

5.
I will respect the confidentiality of information acquired in the course of my work for the Company, regardless of source, and I will not use any such information for personal advantage or for the advantage of others.

6.
I will maintain professional competency necessary for the efficient discharge of my responsibilities.

7.
I will proactively promote professional and ethical behavior as a responsible member of my profession, employee of the Company, and member of the community.

8.
I will not attempt, either directly or indirectly through others, to fraudulently influence, coerce, manipulate, or mislead any independent accountant or certified accountant engaged in the performance of an audit of the financial statements of the Company for the purpose of rendering the financial statements materially misleading.

Code of Ethical Conduct for Financial Officers

9.
I will retain and safeguard, in compliance with the requirements of applicable laws, workpapers, memoranda, correspondence, communications in whatever form or media, and any other documents or materials that contain conclusions, opinions, analyses, or financial data or review of the Company made, generated, or received in connection with an audit or review of the Company.

10.
I will responsibly use and control all assets, information, and resources entrusted to me in my professional capacity.

11.
I will maintain familiarity with the Company’s Code of Business Judgment. I understand its requirements and will abide by them as they may apply to me as a financial manager and as an employee of the Company.

Name and Date

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